EXHIBIT 99.1

                                [GRAPHIC OMITTED]
                              TECH-SYM CORPORATION
                        10500 WESTOFFICE DRIVE, SUITE 200
                              HOUSTON TX 77042-5391



                                         For more information contact:
                                         Robert B. McKeon,
                                         The Veritas Capital Fund, L.P.Telephone
                                         (212) 688-0020

                                         J. Michael Camp
                                         Tech-Sym Corporation
                                         713-785-7790
FOR IMMEDIATE RELEASE
                                         MORGEN-WALKE ASSOCIATES
                                         Investors:  Robert P. Jones/
                                         Stephanie Prince
                                         Media Contact:  Rob Ingram/
                                         Amy Sikorski
                                         212-850-5600



                           VERITAS CAPITAL TO ACQUIRE
                    TECH-SYM CORPORATION FOR $30.00 PER SHARE


Houston, Texas, June 27, 2000: The Veritas Capital Fund, L.P., a New York based investment firm, agreed today to acquire, through its portfolio company Integrated Defense Technologies, Inc., the Tech-Sym Corporation (NYSE:TSY) for $30.00 per share in cash, which represents a total purchase price of approximately $182 million.

Tech-Sym, headquartered in Houston, Texas, is the parent company of:

o Metric Systems Corporation, a high technology designer and manufacturer of airborne training systems and shipboard electronics and mechanical systems for defense applications, located in Fort Walton Beach, Florida;

o TRAK Communications, Inc., a developer and manufacturer of advanced materials, components and sub-systems for the wireless telecommunications industry, headquartered in Tampa, Florida, with facilities in Hagerstown, Maryland, Chatsworth, California, and Dundee, Scotland;

o Continental Electronics Corporation, a designer and manufacturer of radio frequency transmitters, based in Dallas, Texas; and

o Enterprise Electronics Corporation, the leading manufacturer of weather information systems based on high-performance Doppler radar, located in Enterprise, Alabama.

Tech-Sym also owns a majority interest in CrossLink, Inc., an Internet-centric information service provider located in Boulder, Colorado. CrossLink has developed and is completing market trials of cost effective mobile asset tracking solutions delivered via the Internet and wireless and satellite communications.

Tech-Sym had sales in 1999 of $178.8 million with 1,620 employees worldwide.

Veritas has advised Tech-Sym that it anticipates that no changes in management or employment will occur as a result of the acquisition. The transaction is subject to regulatory approval and Tech-Sym shareholder approval. The transaction is expected to close in the third quarter.

"To conclude our efforts to increase shareholder value with Veritas Capital is doubly exciting," said Michael Camp, Chairman and President of Tech-Sym. "First, we believe the agreement represents an excellent value to our shareholders. Second, the management team views the agreement as a major opportunity to collaborate with Veritas and its portfolio companies to accelerate the excellent progress we've made during the past two years of restructuring."

Robert B. McKeon, President of Veritas said, "We are pleased to be associated with the Tech-Sym Corporation team and are excited about the opportunity to acquire this business on behalf of our Fund and its investors. Our plan is to grow the company through internal development as well as acquisitions, with the goal of doubling sales in the next two years."

The Veritas Capital Fund, L.P. is a private investment firm based in New York whose portfolio investments include Integrated Defense Technologies, Inc., (PEI Electronics, based in Huntsville, Alabama, Sierra Research, based in Buffalo, New York, Zeta Technologies, based in San Jose, California, and Excalibur Systems Limited, based in Ontario, Canada), Worthington Precision Metals, Inc., based in Mentor, Ohio, Baltimore Marine Industries, Inc., based in Baltimore, Maryland and Republic Technologies International, Inc., the largest SBQ steel manufacturer in the U.S., based in Akron, Ohio.

Tech-Sym Corporation is a high technology company that designs, develops and manufactures electronic systems and components used in diverse markets including communications, defense systems and weather information systems.

FORWARD-LOOKING STATEMENTS IN THIS RELEASE ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, RISKS ASSOCIATED WITH THE UNCERTAINTY OF MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS, LIMITED NUMBER OF CUSTOMERS, AS WELL AS RISKS OF DOWNTURNS IN ECONOMIC CONDITIONS GENERALLY, RISKS ASSOCIATED WITH COMPETITION AND COMPETITIVE PRICING PRESSURES, RISKS ASSOCIATED WITH THE COMPLETION OF THE MERGER AGREEMENT, AND OTHER RISKS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


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